Exhibit 99.1

Hennessy Advisors, Inc. Reports Earnings and Announces Dividend

NOVATO, Calif., May 10, 2023 /PRNewswire/ -- Hennessy Advisors, Inc. (Nasdaq: HNNA) reported results for its second fiscal quarter of 2023, which ended March 31, 2023. The firm also announced a quarterly dividend of $0.1375 per share to be paid on June 5, 2023, to shareholders of record as of May 23, 2023, which represents an annualized dividend yield of 7.7%.*

"The recent headlines in the banking sector certainly contributed to continued stock market volatility the first quarter of 2023," said Neil Hennessy, Chairman and CEO. "However, I believe that the U.S. economy and the financial sector are healthy, as evidenced by the Fed's recent moves. In this current market environment, I feel every investor should be mindful that inflation will likely begin to subside, but remain persistent in the short term, the Fed may continue to raise rates in small increments, and corporate earnings should be stronger than projected. I am resolute in my belief that market fundamentals are strong enough to weather current challenges. Over the longer term, I also believe unemployment rates will remain low and GDP will recover to withstand any threats of a recession," he added.

"Our earnings follow our assets under management, and we have experienced recent declines," said Teresa Nilsen, President and COO. "However, we continue to apply persistent diligence while employing our business strategy of growing organically and by strategic acquisitions:

  Several of our Hennessy Funds have received recent accolades for their performance:
    The Hennessy Cornerstone Mid Cap 30 Fund and the Hennessy Stance ESG ETF were named Category Kings in the Wall Street Journal as of March 31, 2023.
    The Hennessy Energy Transition Fund and the Hennessy Cornerstone Mid Cap 30 Fund received 2023 Refinitiv Lipper Fund awards for best-in-category performance.
  On April 26, 2023, we signed a definitive agreement to acquire approximately $70 million in assets under management:
    The agreement is for management of the CCM Core Impact Equity Fund and the CCM Small/Mid-Cap Impact Value Fund (the "CCM Equity Funds").
    Pending approval by shareholders of the CCM Equity Funds, upon completion of the transaction, the CCM Equity Funds will be reorganized into the Hennessy Stance ESG ETF.

Meanwhile, interest rates are on the rise and with thoughtful management, our available cash net of debt continues to grow, increasing over 13% in the last twelve months," she added.

Financial Highlights (compared to the prior comparable quarter ended March 31, 2022):

  Total revenue of $5.9 million, a decrease of 24%.
  Net income of $1.2 million, a decrease of 26%.
  Fully diluted earnings per share of $0.15, a decrease of 29%.
  Average assets under management, upon which revenue is earned, of $3.0 billion, a decrease of 22%.
  Total assets under management of $2.8 billion, a decrease of 25%.
  Cash and cash equivalents, net of gross debt, of $17.6 million, an increase of 13%.
	Financial Highlights
	Three Months Ended March 31,		Change
	2023	2022	Dollar	Percent
Total Revenue	$ 5,915,644	$ 7,744,624	$ (1,828,980)	-23.6%
Net Income	1,194,430	1,602,541	(408,111)	-25.5%
Earnings Per Share (Diluted)	0.15	0.21	(0.06)	-28.6%
Weighted Average Number of Shares Outstanding (Diluted)	7,610,729	7,548,335	62,394	0.8%
Average Assets Under Management	2,985,902,812	3,829,346,037	(843,443,225)	-22.0%

	As of March 31,
	2023	2022
Total Assets Under Management	$2,843,963,112	$3,804,027,802	$(960,064,690)	-25.2%
Cash and Cash Equivalents, Net of Gross Debt Balance	17,619,093	15,585,132	2,033,961	13.1%

* Based on the closing stock price of $7.12 on May 9, 2023, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward–looking statements relate to expectations and projections about future events based on currently available information. Forward–looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward–looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward–looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Teresa Nilsen, Hennessy Advisors, Inc., Terry@hennessyadvisors.com; 800-966-4354; or Hibre Teklemariam, SunStar Strategic, HTeklemariam@sunstarstrategic.com; 703-894-1057